EXHIBIT 99.7

NRG INTERNATIONAL LLC AND SUBSIDIARIES

Consolidated Financial Statements
At December 31, 2004 and 2003
and for the Year Ended December 31, 2004,
the Period from December 6, 2003 to December 31, 2003,
the Period from January 1, 2003 to December 5, 2003
and for the Year Ended December 31, 2002

NRG INTERNATIONAL LLC AND SUBSIDIARIES

INDEX

Page
Reports of Independent Registered Public Accounting Firms	3
Consolidated Balance Sheets at December 31, 2004 and 2003	6
Consolidated Statements of Operations for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	7
Consolidated Statements of Member’s Equity and Comprehensive Income for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	8
Consolidated Statements of Cash Flows for the year ended December 31, 2004, the period from December 6, 2003 to December 31, 2003, the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002	9
Notes to Consolidated Financial Statements	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG International LLC

     We have audited the accompanying consolidated balance sheet of NRG International LLC and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, member’s equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NRG International LLC and it's subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/S/	KPMG LLP

KPMG LLP

Philladelphia, Pennsylvania
May 27, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG International LLC

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the financial position of NRG International LLC and its subsidiaries (“Reorganized Company”) at December 31, 2003, and the results of their operations and their cash flows for the period from December 6, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, excluding the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
October 29, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
NRG International LLC

     In our opinion, the accompanying consolidated statements of operations, of member’s equity and comprehensive income, and of cash flows present fairly, in all material respects, the results of operations and cash flows of NRG International LLC and its subsidiaries (“Predecessor Company”) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 1 and 2 to the consolidated financial statements, on May 14, 2003, NRG Energy, Inc. and certain of its subsidiaries, excluding the Company, filed a petition with the United States Bankruptcy Court for the Southern District of New York for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. NRG Energy, Inc.’s Plan of Reorganization was substantially consummated on December 5, 2003, and Reorganized NRG emerged from bankruptcy. The impact of NRG Energy, Inc.’s emergence from bankruptcy and fresh start accounting was applied to the Company on December 5, 2003 under push down accounting methodology.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
October 29, 2004

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$177,389	$127,020
Restricted cash	59,517	45,874
Accounts receivable, less allowance for doubtful accounts of $0 and $0, respectively	59,875	40,309
Accounts receivable — affiliates	—	5,404
Current portion of notes receivable	85,124	64,720
Inventory	20,713	17,900
Prepayments and other current assets	5,157	3,790
Current deferred income taxes	—	754
Current assets — discontinued operations	—	12,615

Total current assets	407,775	318,386
Property, plant and equipment, net of accumulated depreciation of $26,800 and $1,467, respectively	456,401	458,224
Equity investments in affiliates	401,727	332,617
Notes receivable, less current portion	433,962	444,052
Notes receivable — affiliate	119,666	111,913
Derivative instruments valuation	34,926	59,907
Other assets	3,376	4,450
Noncurrent assets — discontinued operations	—	47,476

Total assets	$1,857,833	$1,777,025

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Capital leases	$69,904	$75,944
Notes payable — affiliate	57,344	10,664
Accounts payable	36,231	30,271
Accounts payable — affiliate	15,905	2,976
Accrued income taxes	4,965	18,673
Accrued liabilities	8,454	4,471
Current deferred income taxes	93	—
Other current liabilities	996	1,839
Current liabilities — discontinued operations	—	62,993

Total current liabilities	193,892	207,831
Other liabilities
Capital leases	233,898	266,526
Notes payable — affiliate	155,496	198,300
Deferred income taxes	164,897	165,883
Postretirement and other benefit obligations	8,605	14,016
Derivative instruments valuation	112,447	112,047
Other long-term obligations	20,409	14,959
Noncurrent liabilities — discontinued operations	—	3,729

Total liabilities	889,644	983,291

Commitments and contingencies
Member’s equity	968,189	793,734

Total liabilities and member’s equity	$1,857,833	$1,777,025

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Revenues	$315,669	$23,358	$271,665	$279,750
Operating costs	258,353	18,754	212,917	236,378
Depreciation and amortization	24,044	1,475	15,847	15,000
General and administrative expenses	11,138	993	9,278	9,824
Restructuring and impairment charges	—	—	3,929	53,501

Income (loss) from operations	22,134	2,136	29,694	(34,953)
Minority interest in losses of consolidated subsidiaries	—	—	—	(470)
Equity in earnings of unconsolidated affiliates	68,445	1,707	61,900	49,297
Write downs and losses on sales of equity method investments	(1,268)	—	(138,371)	(139,146)
Other income, net	13,574	1,148	443	8,179
Interest expense	(12,025)	(709)	(7,021)	(7,239)

Income (loss) from continuing operations before income taxes	90,860	4,282	(53,355)	(124,332)
Income tax expense	8,707	796	11,363	13,743

Income (loss) from continuing operations	82,153	3,486	(64,718)	(138,075)
Income (loss) on discontinued operations, net of income taxes	7,517	(222)	169,183	(553,008)

Net income (loss)	$89,670	$3,264	$104,465	$(691,083)

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY
AND COMPREHENSIVE INCOME/(LOSS)

					Accumulated
					Other
			Member	Accumulated	Comprehensive	Total
	Member		Contributions/	Net Income	Income	Member’s
	Units	Amount	Distributions	(Loss)	(Loss)	Equity
			(In thousands of dollars)
Balances at December 31, 2001 (Predecessor Company)	1,000	$1	$971,827	$311,352	$(176,910)	$1,106,270
Net loss	—	—	—	(691,083)	—	(691,083)
Foreign currency translation adjustments and other	—	—	—	—	97,912	97,912
Impact of SFAS No. 133 for the year ending December 31, 2002, net of taxes of $8.6 million	—	—	—	—	23,648	23,648

Comprehensive loss						(569,523)
Contribution from member	—	—	113,862	—	—	113,862

Balances at December 31, 2002 (Predecessor Company)	1,000	1	1,085,689	(379,731)	(55,350)	650,609
Net income	—	—	—	104,465	—	104,465
Foreign currency translation adjustments and other	—	—	—	—	82,069	82,069
Impact of SFAS No. 133 for the period ending December 5, 2003, net of taxes of $22.4 million	—	—	—	—	3,141	3,141

Comprehensive income						189,675
Distributions to member	—	—	(112,000)	—	—	(112,000)

Balances at December 5, 2003 (Predecessor Company)	1,000	$1	$973,689	$(275,266)	$29,860	$728,284

Push down accounting adjustment	—	—	(202,433)	275,266	(29,860)	42,973

Balances at December 6, 2003 (Reorganized Company)	1,000	$1	$771,256	$—	$—	$771,257

Net income	—	—	—	3,264	—	3,264
Foreign currency translation adjustments and other	—	—	—	—	21,364	21,364
Impact of SFAS No. 133 for the period ending December 31, 2003, net of taxes of $1 million	—	—	—	—	(2,151)	(2,151)

Comprehensive income						22,477

Balances at December 31, 2003 (Reorganized Company)	1,000	1	771,256	3,264	19,213	793,734

Net income	—	—	—	89,670	—	89,670
Foreign currency translation adjustments and other	—	—	—	—	43,514	43,514
Impact of SFAS No. 133 for the year ending December 31, 2004, net of taxes of $0.7 million	—	—	—	—	3,863	3,863

Comprehensive income						137,047
Contribution from member	—	—	37,408	—	—	37,408

Balances at December 31, 2004 (Reorganized Company)	1,000	$1	$808,664	$92,934	$66,590	$968,189

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
		(In thousands of dollars)
Cash flows from operating activities
Net income (loss)	$89,670	$3,264	$104,465	$(691,083)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Distributions (less than) in excess of equity earnings of unconsolidated affiliates	(38,684)	5,549	(53,580)	(25,893)
Write downs and losses on sales of equity method investments	1,268	—	138,371	139,146
Restructuring and impairment charges	—	—	3,929	620,193
Depreciation and amortization	24,528	2,011	23,742	51,051
Amortization of debt premium	(1,002)	—	—	—
Bad debt expense	—	—	(14,255)	—
Unrealized (gains) losses on derivatives	(4,932)	391	(122,937)	17,368
Unrealized exchange (gains) losses	—	(310)	(2,663)	2,290
Deferred income taxes	(8,399)	(2,374)	39,790	7,287
Minority interest	(43)	(17)	(1,793)	(21,655)
Gain on disposal of discontinued operations	(10,280)	—	(164,126)	(18,690)
Deferred income	—	—	—	13,890
Amortization of out-of-market power contracts	29,510	3,048	6,543	1,889
Changes in assets and liabilities
Accounts receivable – affiliate and non-affiliate	6,889	2,265	(48,863)	10,220
Inventory	(1,958)	(1,186)	(2,307)	(957)
Prepayments and other current assets	(1,114)	(436)	(3,519)	15,284
Accounts payable – affiliate and non-affiliate	2,072	(1,265)	(6,410)	(28,537)
Accrued interest	65	(4,554)	3,157	1,439
Accrued income taxes	(13,394)	945	(2,733)	8,222
Accrued and other current liabilities	6,775	(850)	8,080	(2,009)
Changes in other assets and liabilities	(1,758)	(1,307)	15,367	(8,242)

Net cash provided by (used in) operating activities	79,213	5,174	(79,742)	91,213

Cash flows from investing activities
Investments in affiliates	—	(3,475)	(44,728)	(91,859)
Capital expenditures	(20,291)	(1,080)	(69,487)	(61,421)
Acquisitions, net of liabilities assumed	—	—	—	(411)
Proceeds from sale of investments	26,693	(10)	35,117	32,916
Change in note receivable	24,663	—	64,901	—
Proceeds from sale of discontinued operations	224	263	164,078	27,259
Increase in restricted cash	(10,960)	—	(18,253)	(18,274)

Net cash (used in) provided by investing activities	20,329	(4,302)	131,628	(111,790)

Cash flows from financing activities
Proceeds from issuance of debt	20,159	—	62,300	7,034
Contribution from member	—	—	—	113,862
Repayments on note payable – affiliate and capital leases	(71,667)	(2,370)	(42,013)	(42,880)
Distributions to member	—	—	(112,000)	—

Net cash (used in) provided by financing activities	(51,508)	(2,370)	(91,713)	78,016

Effect of exchange rate changes on cash and cash equivalents	1,614	2,323	(53,767)	20,166
Increase in cash from discontinued operations	721	281	26,646	50,939

Net change in cash and cash equivalents	50,369	1,106	(66,948)	128,544
Cash and cash equivalents
Beginning of period	127,020	125,914	192,862	64,318

End of period	$177,389	$127,020	$125,914	$192,862

Supplemental disclosures of cash flow information
Non-cash investing activities
Reduction to fixed assets due to liquidated damages	$14,543	$—	$—	$—
Non-cash financing activities
Reduction to notes payable – affiliate due to transfer to accounts payable — affiliate	$10,664	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

     NRG International LLC, or the Company, a Delaware company incorporated on October 12, 1992, and converted to a limited liability company in November 2002, is a directly held, wholly owned subsidiary of NRG Energy, Inc., or NRG Energy.

     The Company was formed for the purpose of financing, acquiring, owning, operating and maintaining, through its subsidiaries and affiliates, certain non-U.S. power generation facilities owned by NRG Energy, which includes Flinders Power, or Flinders, in Australia and Saale Energie GmbH, or SEG, in Germany. Flinders is comprised of two power stations generating 760 MW and a coal mine which sells electricity into the South Australian market. SEG owns a 400 MW coal powered power station located in Halle, Germany and sells output to Vattenfall Europe A.G., or VEG, under a power purchase agreement. In addition, the Company holds various investments in projects accounted for under the equity method. See Note 10.

     At December 31, 2004, the Company owned total interests in five power projects in three countries having an aggregate generation capacity of approximately 2,000 MW in various international markets. These power projects include Flinders and Gladstone Power Project (a 37.5% owned equity investment) in Australia, SEG and Mibrag (a 50% owned equity investment) in Germany and Enfield (a 25% owned equity investment) in England.

      On May 14, 2003, NRG Energy and 25 of its direct and indirect wholly owned subsidiaries commenced voluntary petitions under Chapter 11 of the bankruptcy code in the United States Bankruptcy Court for the Southern District of New York. During the bankruptcy proceedings, NRG Energy continued to conduct business and manage the companies as debtors in possession pursuant to sections 1107(a) and 1108 of the bankruptcy code. The Company was not part of these Chapter 11 cases or any of the subsequent bankruptcy filings. On November 24, 2003, the bankruptcy court entered an order confirming NRG Energy’s Plan of Reorganization and the plan became effective on December 5, 2003. All NRG Energy entities have emerged from Chapter 11. In connection with NRG Energy’s emergence from bankruptcy, NRG Energy adopted fresh start reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) on December 5, 2003. NRG Energy’s fresh start reporting was applied to the Company on a push down accounting basis.

2. Summary of Significant Accounting Policies

   Principles of Consolidation and Basis of Presentation

     For financial reporting purposes, close of business on December 5, 2003, represents the date of NRG Energy’s emergence from bankruptcy. The accompanying financial statements reflect the impact of NRG Energy’s emergence from bankruptcy effective December 5, 2003. As used herein, the following terms refer to the Company and its operations:

“Predecessor Company”	The Company, prior to push down accounting
The Company’s operations, prior to December 6, 2003

“Reorganized Company”	The Company, after push down accounting
The Company’s operations, December 6, 2003 — December 31, 2004

     The consolidated financial statements include the accounts of the Company and its subsidiaries in which we have a controlling interest. All significant intercompany transactions and balances have been eliminated in consolidation. As discussed in Note 10, the Company has investments in joint ventures and partnerships. Earnings from equity in international investments are recorded net of foreign income taxes.

   Fresh Start Reporting/Push Down Accounting

     In accordance with SOP 90-7, certain companies qualify for fresh start reporting in connection with their emergence from bankruptcy. Fresh Start reporting is appropriate on the emergence from chapter 11 if the reorganization value of the assets of the emerging entity immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and if the holders of existing voting shares immediately before confirmation receive less than 50 percent of the voting shares of the emerging entity. NRG Energy met these requirements and adopted Fresh Start reporting resulting in the creation of a new reporting entity designated as Reorganized NRG. Under push down accounting, the Company’s equity fair value was allocated to the Company’s assets and liabilities based on their estimated fair values as of December 5, 2003, as further described in Note 3.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     The bankruptcy court issued a confirmation order approving NRG Energy’s Plan of Reorganization on November 24, 2003. Under the requirements of SOP 90-7, the Fresh Start date is determined to be the confirmation date unless significant uncertainties exist regarding the effectiveness of the bankruptcy order. NRG Energy’s Plan of Reorganization required completion of the Xcel Energy settlement agreement prior to emergence from bankruptcy. The Excel Energy settlement agreement was entered into on December 5, 2003. NRG Energy believed this settlement agreement was a significant contingency and thus delayed the Fresh Start date until the Xcel Energy settlement agreement was finalized on December 5, 2003.

     Under the requirements of Fresh Start, NRG Energy adjusted its assets and liabilities, other than deferred income taxes, to their estimated fair values as of December 5, 2003. As a result of marking the assets and liabilities to their estimated fair values, NRG Energy determined that there was a negative reorganization value that was reallocated back to the tangible and intangible assets. Deferred taxes were determined in accordance with SFAS No. 109, “Accounting for Income Taxes”. The net effect of all Fresh Start adjustments resulted in a gain of $3.9 billion (comprised of a $4.1 billion gain from continuing operations and a $0.2 billion loss from discontinued operations), which is reflected in NRG Energy’s Predecessor Company results for the period from January 1, 2003 to December 5, 2003. The application of the Fresh Start provisions of SOP 90-7 and push down accounting created a new reporting entity having no retained earnings or accumulated deficit.

     As part of the bankruptcy process, NRG Energy engaged an independent financial advisor to assist in the determination of its reorganized enterprise value. The fair value calculation was based on management’s forecast of expected cash flows from NRG Energy’s core assets. Management’s forecast incorporated forward commodity market prices obtained from a third party consulting firm. A discounted cash flow calculation was used to develop the enterprise value of Reorganized NRG, determined in part by calculating the weighted average cost of capital of the Reorganized NRG. The Discounted Cash Flow, or DCF, valuation methodology equates the value of an asset or business to the present value of expected future economic benefits to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts expected future economic benefits by a theoretical or observed discount rate. The independent financial advisor prepared a 30-year cash flow forecast using a discount rate of approximately 11%. The resulting reorganization enterprise value as included in the Disclosure Statement ranged from $5.5 billion to $5.7 billion. The independent financial advisor then subtracted NRG Energy’s project level debt and made several other adjustments to reflect the values of assets held for sale, excess cash and collateral requirements to estimate a range of Reorganized NRG equity value of between $2.2 billion and $2.6 billion.

     In constructing the Fresh Start balance sheet upon emergence from bankruptcy, NRG Energy used a reorganization equity value of approximately $2.4 billion, as NRG Energy believed this value to be the best indication of the value of the ownership distributed to the new equity owners. The reorganization value of approximately $9.1 billion was determined by adding the reorganized equity value of $2.4 billion, $3.7 billion of interest bearing debt and other liabilities of $3.0 billion. The reorganization value represents the fair value of an entity before liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after restructuring. This value is consistent with the voting creditors and Court’s approval of NRG Energy’s Plan of Reorganization.

     Due to the adoption of Fresh Start upon NRG Energy’s emergence from bankruptcy and the impact of push down accounting, the Reorganized Company’s statement of operations and statement of cash flows have not been prepared on a consistent basis with the Predecessor Company’s financial statements and are therefore not comparable to the financial statements prior to the application of Fresh Start.

   Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments (primarily commercial paper) with an original maturity of three months or less at the time of purchase.

   Restricted Cash

     Restricted cash consists primarily of funds held to satisfy the requirements of certain debt agreements and funds held within the Company’s projects that are restricted in their use. These funds are used to pay for current operating expenses and current debt service payments, per the restrictions of the debt agreements.

   Inventory

     Inventory is valued at the lower of weighted average cost or market and consists principally of fuel oil, spare parts and coal.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

   Property, Plant and Equipment

     The Company’s property, plant and equipment are stated at cost; however, impairment adjustments are recorded whenever events or changes in circumstances indicate carrying values may not be recoverable. On December 5, 2003, the Company recorded adjustments to the property, plant and equipment to reflect such items at fair value in accordance with the application of push down accounting. A new cost basis was established with these adjustments. Significant additions or improvements extending asset lives are capitalized, while repairs and maintenance that do not improve or extend the life of the respective asset, are charged to expense as incurred. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets. The assets and related accumulated depreciation amounts are adjusted for asset retirements and disposals, with the resulting gain or loss included in operations.

Facilities and equipment	10 to 40 years
Office furnishings and equipment	3 to 15 years

   Asset Impairment

     Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. An impairment loss is recognized if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value. Fair values are determined by a variety of valuation methods, including appraisals, sales prices of similar assets and present value techniques.

     Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. APB Opinion No. 18 requires that a loss in value of an investment that is other than a temporary decline should be recognized. The Company identifies and measures losses in value of equity investments based upon a comparison of fair value to carrying value.

   Discontinued Operations

     Long-lived assets are classified as discontinued operations when all of the required criteria specified in SFAS No. 144 are met. These criteria include, among others, existence of a qualified plan to dispose of an asset, an assessment that completion of a sale within one year is probable and approval of the appropriate level of management and board of directors. Discontinued operations are reported at the lower of the asset’s carrying amount or fair value less cost to sell.

   Capitalized Interest

     Interest incurred on funds borrowed to finance projects expected to require more than three months to complete is capitalized. Capitalization of interest is discontinued when the asset under construction is ready for its intended use or when a project is terminated or construction ceased. Capitalized interest was approximately $3.3 million for the year ended December 31, 2004, $0.7 million and $5.4 million for the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, respectively, and $1.2 million for the year ended December 31, 2002.

   Capitalized Project Costs

     Development costs and capitalized project costs include third party professional services, permits, and other costs that are incurred incidental to a particular project. Such costs are expensed as incurred until an acquisition agreement or letter of intent is signed, and the Company’s Board of Directors has approved the project. Additional costs incurred after this point are capitalized. When a project begins operation, previously capitalized project costs are reclassified to equity investments in affiliates or property, plant and equipment and amortized on a straight-line basis over the lesser of the life of the project’s related assets or revenue contract period. Capitalized costs are charged to expense if a project is abandoned or management otherwise determines the costs to be unrecoverable.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

   Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, restricted cash, receivables, accounts payables and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term notes receivables approximate fair value, as the effective rates for these instruments are comparable to market rates at year-end, including current portion. The fair value of long-term debt is based on a present value method using current interest rates for similar instruments with equivalent credit quality.

   Income Taxes

     The Company has been organized as a limited liability company. Therefore, federal and state income taxes are assessed at the member level while foreign taxes are assessed on a separate company country-by-country basis. However, a provision for separate company federal and state income taxes has been included with the foreign taxes and reflected in the accompanying consolidated financial statements (see Note 16 — Income Taxes). As a result of the Company being included in the NRG Energy consolidated tax return and tax payments, federal and state taxes payable resulting from the tax provision are reflected as a contribution by member in the consolidated statement of member’s equity and consolidated balance sheet.

     Deferred income taxes are recognized for the tax consequences in future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to the amount more likely than not to be realized.

   Equity Investment in Affiliates

     The Company’s investment in affiliates is accounted for under the equity method of accounting where the Company owns 50% or less of the equity interests. The initial investments are recorded at cost and their carrying values are adjusted to recognize the Company’s share of earnings or losses and dividends.

   Equity Earnings

     Earnings are recognized under the equity method of accounting in which the Company recognizes its share of the earnings or losses of the equity affiliates in the periods for which they are reported in the affiliate’s financial statements.

   Revenue Recognition

     The Company is primarily an electric generation company, operating a portfolio of majority-owned electric generating plants and certain plants in which ownership interest is 50% or less and which are accounted for under the equity method. Electrical energy revenue is recognized upon transmission to the customer. Capacity and ancillary revenue is recognized when contractually earned.

     The Company provides contract operations and maintenance services to certain unconsolidated affiliates. Revenue is recognized as contract services are performed.

   Foreign Currency Translation and Transaction Gains and Losses

     The local currencies are generally the functional currency of the Company’s foreign operations. Foreign currency denominated assets and liabilities are translated at end-of-period rates of exchange. Revenues, expenses and cash flows are translated at weighted-average rates of exchange for the period. The resulting currency translation adjustments are accumulated and reported as a separate component of member’s equity and are not included in the determination of the results of operations. Foreign currency translation gains or losses are reported in results of operations. The Company recognized foreign currency translation gains of $1.3 million for the year ended December 31, 2004, $0.3 million and $0.5 million for the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, respectively, and $0.8 million for the year ended December 31, 2002.

   Other Income

      The Company recognizes other income for interest income on loans to unconsolidated affiliates, as the interest is earned and realizable, either through monthly cash payments and/or annual dividends.

   Credit Risk

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     Credit risk relates to the risk of loss resulting from non-performance or non-payment by counter-parties pursuant to the terms of their contractual obligations. NRG Energy monitors and manages the credit risk of the Company and its subsidiaries through credit policies which include an (i) established credit approval process, (ii) daily monitoring of counter-party credit limits, (iii) the use of credit mitigation measures such as margin, collateral, credit derivatives or prepayment arrangements, (iv) the use of payment netting agreements and (v) the use of master netting agreements that allow for the netting of positive and negative exposures of various contracts associated with a single counter-party. Risk surrounding counter-party performance and credit could ultimately impact the amount and timing of expected cash flows. NRG Energy has credit protection within various agreements to call on additional collateral support if necessary.

     Additionally the Company has concentrations of suppliers and customers among electric utilities, energy marketing and trading companies and regional transmission operators. These concentrations of counter-parties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that counter-parties may be similarly affected by changes in economic, regulatory and other conditions.

   Pensions

     The determination of the Company’s obligation and expenses for pension benefits is dependent on the selection of certain assumptions. These assumptions determined by management include the discount rate, the expected rate of return on plan assets and the rate of future compensation increases. Actuarial consultants use assumptions for such items as retirement age. The assumptions used may differ materially from actual results, which may result in a significant impact to the amount of pension obligation or expense recorded.

   Use of Estimates in Financial Statements

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     In recording transactions and balances resulting from business operations, the Company uses estimates based on the best information available. Estimates are used for such items as plant depreciable lives, uncollectible accounts and the valuation of long-term energy commodities contracts, among others. In addition, estimates are used to test long-lived assets for impairment and to determine fair value of impaired assets. As better information becomes available (or actual amounts are determined), the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

   Reclassifications

     Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on the Company’s net income or total member’s equity as previously reported.

   Recent Accounting Pronouncements

     In November 2004, the Emerging Issue Task Force, or EITF, issued EITF No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations”. EITF 03-13 clarifies the definition of cash flows of a component in which the seller engages in activities with the component after disposal, and significant continuing involvement in the operations of the component after the disposal transaction, and is effective for fiscal periods beginning after December 15, 2004. We will apply this standard to any new discontinued operations effective January 1, 2005.

     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, and requires that idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” established by ARB No. 43. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently in the process of evaluating the potential impact that the adoption of this statement will have on our consolidated financial position and results of operations.

     In December 2004, the FASB issued two FASB Staff Positions, or FSPs, regarding the accounting implications of the American Jobs Creation Act of 2004 related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). In FSP FAS 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes,” to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”, the Board decided that the deduction for qualified domestic production activities should be accounted for as a

NRG INTERNATIONAL LLC AND SUBSIDIARIES

special deduction under FASB Statement No. 109, “Accounting for Income Taxes” and rejected an alternative view to treat it as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”, addresses the appropriate point at which a company should reflect in its financial statements the effects of the one-time tax benefit on the repatriation of foreign earnings. Because of the proximity of the Act’s enactment date to many companies’ year-ends, its temporary nature, and the fact that numerous provisions of the Act are sufficiently complex and ambiguous, the Board decided that absent additional clarifying regulations, companies may not be in a position to assess the impact of the Act on their plans for repatriation or reinvestment of foreign earnings. Therefore, the Board provided companies with a practical exception to FAS 109’s requirements by providing them additional time to determine the amount of earnings, if any, that they intend to repatriate under the Act’s beneficial provisions. The Board confirmed, however, that upon deciding that some amount of earnings will be repatriated, a company must record in that period the associated tax liability, thereby making it clear that a company cannot avoid recognizing a tax liability when it has decided that some portion of its foreign earnings will be repatriated. The Company does not believe that the potential adoption of FSP 109-1 will have a material impact on our consolidated financial position and results of operation. The Company is currently in the process of evaluating the potential impact that the adoption of FSP FAS 109-2 will have on our consolidated financial position and results of operations.

     In March 2005, the Financial Accounting Standards Board (FASB) issued Interpretation No. 47 (FIN 47) to Financial Accounting Standard No. 143 (SFAS No. 143) governing the application of Asset Retirement Obligations. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143. SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional but there may remain some uncertainty as to the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred — generally upon acquisition, construction, or development and/or through the normal operation of the asset. SFAS No. 143 acknowledges that in some cases, sufficient information may not be available to reasonably estimate the fair value of an asset retirement obligation. FIN 47 clarifies when the company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective for fiscal years ending after December 15, 2005 and we are currently evaluating the impact of this guidance.

3. Emergence from Bankruptcy and Fresh Start Reporting

     In accordance with the requirements of SFAS No. 141, “Business Combinations” and push down accounting, the Company’s fair value of $771.3 million as of the fresh start date was allocated to the Company’s assets and liabilities based on their individual estimated fair values. A third party was used to complete an independent appraisal of the Company’s tangible assets, intangible assets, contracts and equity investments.

     The determination of the fair value of the Company’s assets and liabilities was based on a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies.

     Due to the adoption of push down accounting as of December 5, 2003, the Reorganized Company’s consolidated statements of operations and cash flows have not been prepared on a consistent basis with the Predecessor Company’s consolidated financial statements and are not comparable in certain respects to the consolidated financial statements prior to the application of push down accounting.

     The effects of the push down accounting adjustments on the Company’s condensed consolidated balance sheet as of December 5, 2003 were as follows:

	Predecessor		Reorganized
	Company		Company
	December 5,	Push Down	December 6,
	2003	Adjustments	2003
Current assets	$314,144	$190	$314,334
Non-current assets	1,480,627	(56,914)	1,423,713

Total Assets	$1,794,771	$(56,724)	$1,738,047

Current liabilities	292,089	(83,259)	208,830
Non-current liabilities	774,398	(16,438)	757,960

	1,066,487	(99,697)	966,790

Members’ Equity	728,284	42,973	771,257

Total Liabilities and Member’s Equity	$1,794,771	$(56,724)	$1,738,047

4. Discontinued Operations

     The Company has classified assets and liabilities and revenues and expenses of certain business operations, and gains/losses recognized on sale, as discontinued operations for projects that were sold or have met the required criteria for such classification. The financial results for all of these businesses have been accounted for as discontinued operations. Accordingly, prior period operating results have been restated to report the operations as discontinued.

     SFAS No. 144 requires that discontinued operations be valued on an asset-by-asset basis at the lower of carrying amount or fair value less costs to sell. In applying those provisions, the Company’s management considered cash flow analyses, bids and offers related to those assets and businesses. This amount is included in income(loss) on discontinued operations, net of income taxes in the accompanying consolidated statements of operations. In accordance with the provisions of SFAS No. 144, assets held for sale will not be depreciated commencing with

NRG INTERNATIONAL LLC AND SUBSIDIARIES

their classification as such.

     The assets and liabilities of the discontinued operations are reported in the December 31, 2004 and 2003 consolidated balance sheets as discontinued operations. The major classes of assets and liabilities are presented in the following table. As of December 31, 2004 all projects have been sold. The discontinued assets and liabilities as of December 31, 2003, consist of the Hsin Yu project.

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Cash	$—	$721
Receivables, net	—	5,121
Inventory	—	2,784
Other current assets	—	3,989

Current assets — discontinued operations	$—	$12,615

Property, plant and equipment, net	$—	$39,838
Other noncurrent assets	—	7,638

Noncurrent assets — discontinued operations	$—	$47,476

Current portion of long-term debt	$—	$40,820
Accounts payable — trade	—	16,401
Other current liabilities	—	5,772

Current liabilities — discontinued operations	$—	$62,993

Other long-term obligations	—	3,729

Noncurrent liabilities — discontinued operations	$—	$3,729

     For the year ended December 31, 2004 and for the period from December 6, 2003 to December 31, 2003, discontinued results of operations include the Company’s Hsin Yu project. For the period from January 1, 2003 to December 5, 2003, discontinued results of operations include the Company’s Hsin Yu, Killingholme, Cahua and Energia Pacasmayo projects. For the year ended December 31, 2002, discontinued results of operations included the Company’s Hsin Yu, Killingholme, Cahua, Energia Pacasmayo, Csepel and Entrade projects. Summarized results of operations of the discontinued operations were as follows.

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Operating revenues	$8,266	$4,213	$98,224	$644,969
Operating costs and other expenses	11,113	4,435	93,504	1,224,079

Pre-tax (loss) income from operations of discontinued components	(2,847)	(222)	4,720	(579,110)
Income tax benefit	(84)	—	(337)	(7,412)

(Loss) income from operations of discontinued components	(2,763)	(222)	5,057	(571,698)
Disposal of discontinued components	10,280	—	164,126	18,690

Net income (loss) on discontinued operations	$7,517	$(222)	$169,183	$(553,008)

     Operating costs and other expenses for the year December 31, 2002, shown in the table above included asset impairment charges of approximately $599.8 million. The 2002 charges are comprised of approximately $477.9 million for the Killingholme project and $121.9 million for the Hsin Yu project. There were no impairment charges during the year ended December 31, 2004, or during the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003.

     The components of income tax benefit attributable to discontinued operations were as follows:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1-	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Discontinued operations

Current
U.S	$—	$—	$—	$—
Foreign	—	—	(741)	(8,064)

	—	—	(741)	(8,064)

Deferred
U.S	—	—	—	—
Foreign	(84)	—	404	652

	(84)	—	404	652

Total income tax (benefit)	(84)	—	(337)	(7,412)

     Hsin Yu — During 2002, the Company recorded an impairment charge of $121.9 million. During the second quarter of 2004, the Company entered into an agreement to sell its interest in Hsin Yu power generating facility to a minority interest shareholder, Asia Pacific Energy Development Company Ltd, which reached financial closing in May 2004. Upon completion of the transaction, the Company received net cash proceeds of $0.2 million, resulting in a gain of approximately $10.3 million resulting from the negative equity in the project. In addition, although the Company has no continuing involvement in the project, we retained the prospect of receiving an additional $1.0 million in additional proceeds upon final closing of Phase II of the project.

     Killingholme — During the third quarter of 2002, the Company recorded an impairment charge of $477.9 million. In January 2003, the Company completed the sale of its interest in the Killingholme project to its lenders for a nominal value and forgiveness of outstanding debt with a carrying value of approximately $360.1 million at December 31, 2002. The sale of the Company’s interest in the Killingholme project and the release of debt obligations resulted in a gain on sale in the first quarter of 2003 of approximately $201.0 million. The gain results from the write-down of the project’s assets in the third quarter of 2002 below the carrying value of the related debt.

     Cahua and Energia Pacasmayo — In November 2003, the Company completed the sale of the Cahua and Energia Pacasmayo projects resulting in net cash proceeds of approximately $16.2 million and a loss of $36.9 million.

     Csepel and Entrade — In September 2002, the Company announced that it had reached agreements to sell its Csepel power generating facilities (located in Budapest, Hungary) and its interest in Entrade (an electricity trading business headquartered in Prague) to Atel, an independent energy group headquartered in Switzerland. The sales of Csepel and Entrade closed before year-end 2002 and resulted in cash proceeds of $92.6 million (net of cash transferred to NRG Energy of $44.1 million) and a gain of approximately $24.0 million.

5. Write Downs and Losses on Sales of Equity Method Investments

     Investments accounted for by the equity method are reviewed for impairment in accordance with APB Opinion No. 18. APB Opinion No. 18, requires that a loss in value of an investment that is other than a temporary decline should be recognized. Gains are recognized on completion of the sale. Write downs and losses on sales of equity method investments included in the consolidated statements of operations include the following:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
Kondapalli	$—	$—	$(45)	$12,751
ECKG	—	—	(7,938)	—
Loy Yang	$1,268	—	146,354	111,383
Energy Development Limited	—	—	—	13,382
Collinsville Power Station	—	—	—	1,630

Total write downs and losses of equity method investment	$1,268	$—	$138,371	$139,146

     Kondapalli — In the fourth quarter of 2002, the Company wrote down its investment in Kondapalli by $12.7 million due to recent estimates of sales value, which indicated an impairment of its book value that was considered to be other than temporary. On January 30, 2003, the Company signed a sale agreement with the Genting Group of Malaysia, or Genting, to sell its 30% interest in Lanco Kondapalli Power Pvt Ltd, or Kondapalli, and a 74% interest in Eastern Generation Services (India) Pvt Ltd. Kondapalli is based in Hyderabad, Andhra Pradesh, India, and is the owner of a 368 MW natural gas fired combined cycle gas turbine. In the first quarter of 2003, the Company wrote down its investment in Kondapalli by $1.3 million based on the final sale agreement. The sale closed on May 30, 2003, resulting in net cash proceeds of approximately $24 million and a gain of approximately $1.4 million, net of selling expenses. The gain resulted from incurring lower selling costs than estimated as part of the first quarter impairment.

     ECKG — In September 2002, the Company announced that it had reached agreement to sell its 44.5% interest in the ECKG power station in connection with its Csepel power generating facilities, and its interest in Entrade, an electricity trading business, to Atel, an independent energy group headquartered in Switzerland. The transaction closed in January 2003 and resulted in cash proceeds of $65.3 million and a net gain of $7.9 million.

     Loy Yang — Based on a third party market valuation and bids received in response to marketing Loy Yang for possible sale, the Company recorded a write down of our investment of approximately $111.4 million during 2002. This write-down reflected management’s belief that the decline in fair value of the investment was other than temporary. In May 2003, the Company entered into negotiations that culminated in the completion of a Share Purchase Agreement to sell 100% of the Loy Yang project. Consequently, the Company recorded an additional impairment charge of approximately $146.4 million during 2003. In April 2004 the Company completed the sale of Loy Yang which resulted in net cash proceeds of $26.7 million and a loss of $1.3 million.

     Energy Development Limited — On July 25, 2002, the Company announced that it completed the sale of its ownership interests in an Australian energy company, Energy Development Limited, or EDL. EDL is a listed Australian energy company engaged in the development and management of an international portfolio of projects with a particular focus on renewable and waste fuels. During the third quarter of 2002, the Company recorded a write-down of the investment of approximately $13.4 million to write down the carrying value of its equity investment due to the pending sale. In October 2002, the Company received proceeds of AUD 78.5 million (approximately U.S. $43.9 million), in exchange for its ownership interest in EDL.

     Collinsville Power Station — Based on third party market valuation and bids received in response to marketing the investment for possible sale, the Company recorded a write down of its investment of approximately $1.6 million during the second quarter of 2002. In August 2002, the Company announced that it had completed the sale of its 50% interest in the 192 MW Collinsville Power Station in Australia, to the Company’s partner, a subsidiary of Transfield Services Limited for AUD $8.6 million (approximately U.S. $4.8 million).

6. Restructuring and Impairment Charges

     The Company reviews the recoverability of its long-lived assets in accordance with the guidelines of SFAS No. 144. As a result of this review, the Company recorded impairment charges of $3.4 million and $45.7 million for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, respectively, as shown in the table below. There were no impairment charges for the year ended December 31, 2004 and for the period December 6, 2003 to December 31, 2003.

     To determine whether an asset was impaired, the Company compared asset carrying values to total future estimated undiscounted cash flows. If an asset was determined to be impaired based on the cash flow testing performed, an impairment loss was recorded to

NRG INTERNATIONAL LLC AND SUBSIDIARIES

write down the asset to its fair value. Restructuring and impairment charges included the following asset impairments (realized gains) for the period from January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002:

		Reorganized Company		Predecessor Company
			For the Period	For the Period
		Year Ended	December 6 -	January 1-	Year Ended
	Project	December 31,	December 31,	December 5,	December 31,
Project Name	Status	2004	2003	2003	2002
		(In thousands of dollars)
TermoRio	Terminated	$—	$—	$6,400	$3,319
Langage (UK)	Terminated	—	—	(3,047)	42,333

Total impairment charges		—	—	3,353	45,652
Other restructuring charges		—	—	576	7,849

Total restructuring and impairment charges		$—	$—	$3,929	$53,501

     TermoRio — TermoRio was a green field cogeneration project located in the state of Rio de Janeiro, Brazil. Based on the project’s failure to meet certain key milestones, the Company exercised its rights under the project agreements to sell its debt and equity interests in the project to the Company’s partner Petroleo Brasileiro S.A. Petrobras, or Petrobras. On May 17, 2002, Petrobras commenced an arbitration. On March 8, 2003, the arbitral tribunal decided most, but not all, of the issues in the Company’s favor and awarded the Company approximately US$80 million. On June 4, 2004, NRG Energy commenced a lawsuit in U.S. District Court for the Southern District of New York, seeking to enforce the arbitration award. On February 16, 2005, a conditional settlement agreement was signed with our former partner Petrobras, whereby Petrobras is obligated to pay the Company US$70.8 million. Such payment was received by the Company on February 25, 2005. The Company has a note receivable of $57.3 million related to the arbitration award. The amount received in excess of $57.3 million will be recorded to earnings in the first quarter of 2005. In addition to this settlement amount, the Company retains the right to continue to seek recovery of US$12.3 million in a related dispute with a third-party in Brazil.

     Langage (UK) — During the third quarter of 2002, the Company reviewed the recoverability of its Langage assets pursuant to SFAS No. 144 and recorded a charge of $42.3 million. In August 2003, the Company closed on the sale of Langage to Carlton Power Limited resulting in net cash proceeds of approximately $1.5 million, of which $1.0 million was received in 2003 and $0.5 million during the first quarter of 2004, resulting in a net gain of approximately $3.1 million.

     The Company incurred $0.6 million of financial and legal advisor fees during the period January 1, 2003 to December 5, 2003 related to the restructuring of various legal functions. The Company incurred $6.5 million of financial and legal advisor fees and $1.4 million in severance costs associated with the combining and restructuring of various international functions during 2002.

7. Inventory

     Inventory, which is valued at the lower of weighted average cost or market, consists of:

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Fuel oil	$990	$504
Coal	10,461	10,726
Spare parts	9,262	6,670

Total inventory	$20,713	$17,900

8. Notes Receivable

     Notes receivable consists primarily of fixed and variable rate notes secured by equity interests in partnerships and joint ventures. The notes receivable are as follows:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

	Reorganized Company
	December 31,	December 31,
	2004	2003
	(In thousands of dollars)
Notes receivable
Termo Rio (1)	$57,323	$57,323
VEAG, due August 31, 2021, 13.88% (direct financing lease)(2)	461,763	451,449

	519,086	508,772

Less: current portion	(85,124)	(64,720)

Notes receivable — nonaffiliates	$433,962	$444,052

Kraftwerke Schkopau GBR, indefinite maturity date, 4.75%-7.79%(3)	119,644	111,892
Other	22	21

Notes receivable — affiliate	$119,666	$111,913

(1)	See Note 6 — Restructuring and Impairment Charges for an explanation of the note receivable.

(2)	Saale Energie GmbH has sold 100% of its share of energy from the Schkopau power plant under a 25-year contract to VEAG, a German utility, which is more than 83% of the useful life of the plant. The direct financing lease receivable amount was calculated based on the present value of the income to be received over the life of the contract.

(3)	Saale Energie GmbH entered into a note receivable with Kraftwerke Schkopau GBR. Kraftwerke Schkopau GBR is an affiliate of the Company and a wholly owned subsidiary of NRG Energy. The note was used to fund the initial capital contribution and project liquidity shortfalls during construction. The note is subject to repayment upon the disposition of the Schkopau power plant.

9. Property, Plant and Equipment

     The major classes of property, plant and equipment were as follows:

		Reorganized Company		Average
	Depreciable	December 31,	December 31,	Remaining
	Lives	2004	2003	Useful Life
Facilities and equipment (1)	10-40 years	$456,549	$323,837	19 years
Land, buildings and improvements		16,846	15,717
Office furnishings and equipment	3-15 years	2,406	2,081	3 years
Construction work in progress		7,400	118,056

Total property, plant and equipment		483,201	459,691
Accumulated depreciation		(26,800)	(1,467)

Property, plant and equipment, net		$456,401	$458,224

(1)	During 2004, Flinders Power Partnership, or FPP, recorded a reduction in Facilities and Equipment in the amount of $18.5 million representing FFP’s contractual claim for liquidated damages from Alstom Power Ltd., or Alstom. In March 2005, FPP received a net settlement of $5.3 million after an offset from $10.7 million of outstanding invoices from Alstom.

10. Investments Accounted for by the Equity Method

     The Company has investments in various international energy projects. The equity method of accounting is applied to such investments in affiliates, which include joint ventures and partnerships, because the ownership structure prevents the Company from exercising a controlling influence over operating and financial policies of the projects. Under this method, equity in the net income or losses of these projects is reflected as equity in earnings of unconsolidated affiliates.

     A summary of certain of the Company’s more significant equity method investments, which were in operation at December 31, 2004, is as follows:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

		Economic
Name	Geographic Area	Interest
Gladstone Power Station	Australia	38%
MIBRAG GmbH	Europe	50%
Enfield	Europe	25%
Scudder LA Power Fund I	Latin America	25%

     In addition, the Company had a 30% economic interest in Kondapalli, which was purchased in 2001 and sold in 2003; a 44.5% economic interest in ECKG, which was purchased in 1995 and sold in 2003; a 50% economic interest in Collinsville Power Station, which was purchased in 1998 and sold in 2002; and a 26.3% interest in EDL, which was purchased in 1997 and sold in 2002.

     Summarized financial information for investments in unconsolidated affiliates accounted for under the equity method is as follows:

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands)
Operating revenues	$860,210	$98,990	$915,798	$993,543
Costs and expenses	761,500	96,342	1,000,974	896,588

Net income (loss)	$98,710	$2,648	$(85,176)	$96,955

Current assets	$373,277	$369,800	$378,422	$515,614
Noncurrent assets	2,187,878	4,621,844	4,482,307	4,746,810

Total assets	$2,561,155	$4,991,644	$4,860,729	$5,262,424

Current liabilities	$97,590	$779,580	$734,309	$680,512
Noncurrent liabilities	1,673,320	3,524,886	3,450,667	3,227,514
Equity	790,245	687,178	675,753	1,354,398

Total liabilities and equity	$2,561,155	$4,991,644	$4,860,729	$5,262,424

The Company’s share of equity(3)	$321,031	$287,320	$283,478	$447,428
The Company’s carrying value(2)	401,727	332,617	326,798	309,748
The Company’s share of net income(1)	68,445	1,707	61,900	49,297

(1)	Included in costs and expenses for the period ended December 5, 2003, was an impairment charge recorded at the Loy Yang Project Company for AUD$275.2 million (US$177.8 million). The Company reports impairment separately in write downs and losses on sales of equity method investments; consequently, the net loss amount for the total results of unconsolidated affiliates is negative while the Company’s equity in earnings of unconsolidated affiliates is positive.

(2)	In 2002, the Company’s carrying value was significantly lower than the Company’s share of equity due to the impairment of Loy Yang recorded by the Company of $111.4 million. See Note 5 — Write Downs and Losses on Sales of Equity Method Investments. In 2003, the Company’s carrying value was impacted by an additional impairment charge of $146.4 million related to Loy Yang, offset by unrealized gains recorded under SFAS No. 133 and movements in foreign currency exchange rates.

(3)	The Company’s share of equity increased in 2004 due to the recording of equity earnings, for previous periods, recorded net of tax for its 37.5% investment in Gladstone Power Station UJV.

     The Company has ownership in three companies that were considered significant as defined by applicable SEC regulations as of December 31, 2004: Gladstone Power Station UJV, or Gladstone, Mibrag GmbH, or Mibrag and Enfield Energy Centre Limited, or Enfield. The Company accounts for these investments using the equity method. These businesses operate power generation facilities and are subject to the risks inherent to those businesses, including (but not limited to) fluctuations in prices for generated power and fuels used in the power generation process. These businesses attempt to mitigate such risks by primarily entering into long term delivery and supply agreements to the extent applicable as more fully described below.

     The Company owns a 37.5% interest in Gladstone, an unincorporated joint venture, or UJV, which operates a 1,680 megawatt coal-fueled power generation facility in Queensland, Australia. The operations of the power generation facility are managed by the majority partner in the joint venture using employees of affiliates of the Company. Operating expenses incurred in connection with the operation of the facility are funded by each of the partners in proportion to their ownership interests. Coal is sourced from a mining operation owned and operated by the Company’s joint venture partners and other investors under a long term supply agreement. The Company and its joint venture partners receive a majority of their respective share of revenues directly from customers and are directly responsible and liable for project related debt, all in proportion to their ownership interests in the UJV. Power generated by

NRG INTERNATIONAL LLC AND SUBSIDIARIES

the facility is sold on the national market under a long term agreement. The following tables summarize financial information for Gladstone UJV, including interests owned by the Company and other parties for the periods shown below:

     Results of operations:

	For the Year Ended
	2004	2003	2002
	(In thousands of dollars)
Operating revenues	$239,400	$73,696	$64,311
Operating income	61,878	19,052	16,387
Net income	33,241	9,049	8,449

     Financial position:

	December 31,
	2004	2003
	(In thousands of dollars)
Current assets	$89,088	$34,484
Other assets	585,142	215,472

Total assets	$674,230	$249,956

Current liabilities	$24,792	$22,970
Other liabilities	399,619	146,864
Equity	249,819	80,122

Total liabilities and equity	$674,230	$249,956

     The Company also owns a 50% interest in Mibrag. Located near Leipzig, Germany, Mibrag owns and manages a coal mining operation, three lignite fueled power generation facilities and other related businesses. Approximately 50% of the power generated by Mibrag is used to support its mining operations, with the remainder sold to a German utility company. A portion of the coal from Mibrag’s mining operation is used to fuel the power generation facilities, but a majority of the mined coal is sold primarily to two major customers, including Schkopau, a subsidiary of the Company. A significant portion of the sales of Mibrag are made pursuant to long-term coal and energy supply contracts. The following tables summarize financial information for Mibrag, including interests owned by the Company and other parties for the periods shown below:

     Results of operations:

	For the Year Ended
	2004	2003	2002
	(In thousands of dollars)
Operating revenues	$426,814	$400,952	$320,192
Operating income	55,624	61,835	66,663
Net income	42,504	45,875	56,224

     Financial position:

	December 31,
	2004	2003
	(In thousands of dollars)
Current assets	$178,383	$164,780
Other assets	1,295,129	1,206,934

Total assets	$1,473,512	$1,371,714

Current liabilities	$20,646	$23,198
Other liabilities	1,082,616	1,031,606
Equity	370,250	316,910

Total liabilities and equity	$1,473,512	$1,371,714

     At December 31, 2004, the Company owned a 25% interest in Enfield (See Note 23). Located in Enfield, North London, UK, Enfield owns and operates a 396 MW, natural gas-fired combined cycle gas turbine power station. Enfield sells electricity generated from the plant in North London and the gas generated to BG Exploration and Production Limited under a long term gas supply contract. Enfield has a long-term agreement that effectively fixes the purchase price of its gas supply. The purpose of the contract, which was executed in August of 1997 and extends through October of 2014, is to mitigate the risk associated with fluctuations in the price of gas utilized in the generation of electricity at the Company’s facility. This contract is considered a derivative as defined by FASB Statement No. 133, and is afforded

NRG INTERNATIONAL LLC AND SUBSIDIARIES

mark-to-market accounting treatment. We are subject to volatility in earnings associated with fluctuations in the market price of gas. Enfield has the ability to consume the gas for generation, and therefore the Company’s risk of loss associated with the contract is minimal. Given an increase in the price of natural gas in the UK market during the course of 2004, the Company recorded gains of $23.3 million associated with the value of this contract. Gains of $4 million and losses of $4.5 million were recorded in 2003 and 2002, respectively. The following tables summarize financial information for Enfield, including interests owned by the Company and other parties for the periods shown below:

     Results of operations:

	For the Year Ended
	2004	2003	2002
	(In thousands of dollars)
Operating revenues	$184,906	$148,491	$89,245
Operating income	46,663	33,521	13,681
Net income	18,837	9,287	8,784

     Financial position:

	December 31,
	2004	2003
	(In thousands of dollars)
Current assets	$91,965	$64,088
Other assets	205,834	201,617

Total assets	$297,799	$265,705

Current liabilities	$32,474	$27,548
Other liabilities	191,085	182,759
Equity	74,240	55,398

Total liabilities and equity	$297,799	$265,705

     Until the completion of the sale of its interests in April 2004 (see Note 5), the Company held a 25.4% equity interest in Loy Yang, a partnership which operates a 2,100 megawatt power generation facility and an adjacent coal mine in Victoria, Australia. The financial data shown below does not include the effect of impairment charges recorded of $146.3 million and $111.4 million recorded by the Company in 2003 and 2002, respectively (see Note 5). The following tables summarize financial information for Loy Yang, including interests owned by the Company and other parties for the periods shown below. Due to the fact that the Company sold its interests in Loy Yang as of April 2004, the Company has not been able to obtain the requisite financial information for 2004:

     Results of operations:

	For the Year Ended
	2003	2002
	(In thousands of dollars)
Operating revenues	$382,561	$367,278
Operating income	17,798	(76,962)
Net (loss) income	(160,206)	(427,971)

     Financial position:

December 31,
2003
(In thousands of
dollars)
Current assets	$131,994
Other assets	2,879,434

Total assets	$3,011,428

Current liabilities	$705,715
Other liabilities	2,156,718
Equity	148,995

Total liabilities and equity	$3,011,428

11. Asset Retirement Obligation

     SFAS No. 143, “Accounting for Asset Retirement Obligations”, requires an entity to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred. Upon initial recognition of a liability for an asset retirement obligation, an entity shall capitalize an asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount

NRG INTERNATIONAL LLC AND SUBSIDIARIES

as the liability. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel.

     The Company had previously recorded its asset retirement obligation and, as a result, the adoption of SFAS No. 143 on January 1, 2003, had no financial statement impact.

     Upon the acquisition of Flinders Power, in August 2000 (primarily the Northern Power Station, the Playford Power Station and the Leigh Creek mining operation), the Company recognized an obligation in the amount of $3.7 million as part of its opening balance sheet under purchase accounting related to an obligation to decommission these facilities at the end of their useful lives. Subsequently, the obligation has grown to $5.8 million at December 31, 2002, through periodic recognition of accretion expense.

     The following represents the balances of the asset retirement obligation as of January 1, 2003, and related accretion for the period January 1, 2003 to December 5, 2003, the period December 6, 2003 to December 31, 2003 and for the year ended December 31, 2004. Additions to estimates are made as changes to planned asset retirement obligations are made. The asset retirement obligation is included in other long-term obligations in the consolidated balance sheet.

(In thousands)
Balance at January 1, 2003 (Predecessor Company)	$5,834
Accretion for the period January 1 – December 5, 2003	3,282

Balance at December 5, 2003 (Predecessor Company)	$9,116

Balance at December 6, 2003 (Reorganized Company)	$9,116
Accretion for the period December 6 – December 31, 2003	322

Balance at December 31, 2003 (Reorganized Company)	9,438
Addition to estimate	2,854
Accretion for the year ended December 31, 2004	1,683

Balance at December 31, 2004 (Reorganized Company)	$13,975

12. Derivative Instruments and Hedging Activities

     SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” as amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149 requires us to recognize all derivative instruments on the balance sheet as either assets or liabilities and measure them at fair value each reporting period. If certain conditions are met, we may be able to designate our derivatives as cash flow hedges and defer the effective portion of the change in fair value of the derivatives in Accumulated Other Comprehensive Income, or OCI, and subsequently recognized in earnings when the hedged items impact income. The ineffective portion of a cash flow hedge is immediately recognized in income.

     For derivatives designated as hedges of the fair value of assets or liabilities, the changes in fair value of both the derivatives and the hedged items are recorded in current earnings. The ineffective portion of a hedging derivative instrument’s change in fair values will be immediately recognized in earnings.

     For derivatives that are neither designated as cash flow hedges or do not qualify for hedge accounting treatment the changes in the fair value will be immediately recognized in earnings.

     Under the guidelines, established by SFAS No. 133, as amended, certain derivative instruments may qualify for the normal purchase and sale exception and are therefore exempt from fair value accounting treatment.

     SFAS No. 133 applies to our energy related commodity contracts, interest rate swaps, and foreign exchange contracts discussed in further detail below.

Derivative Financial Instruments

   Energy Related Commodities

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     As part of our risk management activities, we manage the commodity price risk associated with our competitive supply activities and the price risk associated with power sales from our electric generation facilities. In order to manage these commodity price risks, the Company enters into financial instruments, which may take the form of fixed price, floating price or indexed sales or purchases, and options, such as puts, calls, basis transactions and swaps. At December 31, 2004 we had hedge and non-hedge contracts for energy related commodities financial instruments extending through December 2018.

     No ineffectiveness was recognized on commodity cash flow hedges during the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002.

     The Company’s pre-tax earnings for the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, were affected by an unrealized gain of $21.9 million, an unrealized loss of $1.0 million, an unrealized gain of $12.6 million, and an unrealized loss of $8.3 million, respectively, associated with changes in the fair value of energy related derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

     During the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and the year ended December 31, 2002, losses of $3.1 million, and gains of $0, $79.7 million and $35.6 million, respectively, were reclassified from OCI to current-period earnings. As of December 5, 2003, the Company made adjustments for the application of push down accounting. These push down accounting adjustments resulted in a write-off of net gains recorded in OCI of $61.0 million on energy related derivative instruments accounted for as hedges. The Company expects to reclassify an additional $1.2 million of deferred losses to earnings during the next twelve months on energy related derivative instruments accounted for as hedges.

   Interest Rates

     We are exposed to changes in interest rates through our issuance of variable rate and fixed rate debt. In order to manage this interest rate risk, we have entered into interest-rate swap agreements. At December 31, 2004 our consolidating subsidiaries had various interest-rate swap agreements extending through September 2012 with combined notional amounts of $158 million. If these swaps had been terminated at December 31, 2004, we would have owed the counter-parties $5.2 million.

     No ineffectiveness was recognized on interest rate cash flow hedges during the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and the year ended December 31, 2002.

     The Company’s pre-tax earnings for the year ended December 31, 2004, and the periods from December 6, 2003 to December 31, 2003 and January 1, 2003 through December 5, 2003, were affected by an unrealized gain of $0.4 million, $0, and $14.9 million, respectively, associated with changes in the fair value of interest rate derivative instruments not accounted for as hedges in accordance with SFAS No. 133. The Company’s pre-tax earnings for the year ended December 31, 2002 was decreased by an unrealized loss of $1.0 million associated with changes in the fair value of interest rate derivative instruments not accounted for as hedges in accordance with SFAS No. 133.

     During the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, gains of $0.1 million and $0, and losses of $37.8 million and $22.9 million, respectively, were reclassified from OCI to current-period earnings. As of December 5, 2003, the Company made adjustments for the application of push down accounting. These push down accounting adjustments resulted in a write-off of net losses recorded in OCI of $4.5 million on interest rate swaps accounted for as hedges.

   Foreign Currency Exchange Rates

     At December 31, 2004 and 2003, neither the Company nor its consolidating subsidiaries had any outstanding foreign currency exchange contracts.

Accumulated Other Comprehensive Income

     The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance as of December 31, 2004:

NRG INTERNATIONAL LLC AND SUBSIDIARIES

	Reorganized Company
	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total
	(In thousands of dollars)
Accumulated OCI balance at December 31, 2003	$(2,319)	$43	$125	$(2,151)
Due to unwinding of previously deferred amounts	3,065	(126)	(125)	2,814
Mark to market of hedge contracts	1,527	(478)	—	1,049

Accumulated OCI balance at December 31, 2004	$2,273	$(561)	$—	$1,712

Losses expected to unwind from OCI during next 12 months	$(1,180)	$286	$—	$(894)

     The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance as of December 31, 2003:

	Reorganized Company
	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total
	(In thousands of dollars)
Accumulated OCI balance at December 6, 2003	$—	$—	$—	$—
Mark to market of hedge contracts	(2,319)	43	125	(2,151)

Accumulated OCI balance at December 31, 2003	$(2,319)	$43	$125	$(2,151)

     The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance as of December 6, 2003:

	Predecessor Company
	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total
	(In thousands of dollars)
Accumulated OCI balance at January 1, 2003	$99,448	$(46,586)	$290	$53,152
Unwound from OCI during period
Due to forecasted transactions probable of no longer occurring	—	32,025	—	32,025
Due to unwinding of previously deferred amounts	(79,745)	5,750	—	(73,995)
Mark to market of hedge contracts	41,271	4,335	(495)	45,111

Accumulated OCI balance at December 5, 2003	60,974	(4,476)	(205)	56,293
Push down accounting adjustment	(60,974)	4,476	205	(56,293)

Accumulated OCI balance at December 6, 2003	$—	$—	$—	$—

     During the period from January 1, 2003 to December 5, 2003, the Company reclassified losses of $32.0 million from OCI to current-period earnings as a result of the discontinuance of cash flow hedges due to liquidity problems at Loy Yang. These liquidity problems made it probable that the original forecasted transaction would not occur by the end of the originally specified time period. Additionally, gains of $74.0 million were reclassified from OCI to current period earnings during the period ended December 5, 2003, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also during the period from January 1, 2003 to December 5, 2003, the Company recorded a gain

NRG INTERNATIONAL LLC AND SUBSIDIARIES

in OCI of approximately $45.1 million related to changes in the fair values of derivatives accounted for as hedges. As of December 5, 2003, the Company made adjustments for push down accounting, resulting in a write-off of net gains recorded in OCI of $56.3 million.

     The following table summarizes the effects of SFAS No. 133 on the Company’s accumulated other comprehensive income balance at December 31, 2002:

	Predecessor Company
	Energy	Interest	Foreign
Gains (Losses)	Commodities	Rate	Currency	Total
	(In thousands of dollars)
Accumulated OCI balance at December 31, 2001	$87,736	$(58,232)	$—	$29,504
Unwound from OCI during period
Due to forecasted transactions probable of no longer occurring	—	8,611	—	8,611
Due to termination of hedged items by counter-party	(6,130)	—	—	(6,130)
Due to unwinding of previously deferred amounts	(29,490)	14,248	—	(15,242)
Mark to market of hedge contracts	47,332	(11,213)	290	36,409

Accumulated OCI balance at December 31, 2002	$99,448	$(46,586)	$290	$53,152

     During the year ended December 31, 2002, the Company reclassified losses of $8.6 million from OCI to current-period earnings as a result of the discontinuance of cash flow hedges because it is probable that the original forecasted transactions will not occur by the end of the originally specified time period. Also, gains of $6.1 million were reclassified from OCI to current period earnings due to the hedge items being terminated by the counter-parties. Additionally, gains of $15.2 million were reclassified from OCI to current period earnings during the year ended December 31, 2002, due to the unwinding of previously deferred amounts. These amounts are recorded on the same line in the statement of operations in which the hedged items are recorded. Also during the year ended December 31, 2002, the Company recorded a gain in OCI of approximately $36.4 million related to changes in the fair values of derivatives accounted for as hedges. The net balance in OCI relating to SFAS No. 133 at December 31, 2002, was an unrecognized gain of approximately $53.2 million.

   Statement of Operations

     The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the year ended December 31, 2004:

	Reorganized Company
	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$(1,799)	$—	$(1,799)
Cost of operations	—	—	—
Equity in earnings of unconsolidated subsidiaries	23,735	414	24,149
Interest expense	—	—	—

Total statement of operations impact before tax	$21,936	$414	$22,350

     The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the period from December 6, 2003 through December 31, 2003:

	Reorganized Company
	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$(396)	$—	$(396)
Cost of operations	—	—	—
Equity in earnings of unconsolidated subsidiaries	(637)	7	(630)
Interest expense	—	—	—

Total statement of operations impact before tax	$(1,033)	$7	$(1,026)

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the period from January 1, 2003 through December 5, 2003:

	Predecessor Company
	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$—	$—	$—
Cost of operations	8,586	—	8,586
Equity in earnings of unconsolidated subsidiaries	4,059	14,963	19,022
Interest expense	—	—	—

Total statement of operations impact before tax	$12,645	$14,963	$27,608

     The following tables summarize the effects of SFAS No. 133 on the Company’s consolidated statement of operations for the year ended December 31, 2002:

	Predecessor Company
	Energy	Interest
Gains (Losses)	Commodities	Rate	Total
	(In thousands of dollars)
Revenue	$—	$—	$—
Cost of operations	(6,891)	—	(6,891)
Equity in earnings of unconsolidated subsidiaries	(1,426)	(970)	(2,396)
Interest expense	—	—	—

Total statement of operations impact before tax	$(8,317)	$(970)	$(9,287)

13. Capital Leases and Notes Payable — Affiliate

     Capital leases and notes payable – affiliate consist of the following:

			Reorganized Company
			December 31, 2004		December 31, 2003
	Stated	Effective		Fair Value		Fair Value
	Rate	Rate	Principal	Adjustment	Principal	Adjustment
	Percent			(In thousands of dollars)
Flinders Power
Partnership September 2012	(1)	6.00%	$202,856	$9,984	$187,668	$10,632
NRG International Inc	—	(2)	—	—	10,664	—

			$202,856	$9,984	$198,332	$10,632
Less: Current maturities			(47,360)	(9,984)	(10,664)	—

Notes payable — affiliates			$155,496	$—	$187,668	$10,632

Saale Energie GmbH,
Schkopau capital lease, due 2021	(1)	—	$303,802	$—	$342,470	$—
Less: Current maturities			(69,904)	—	(75,944)	—

Capital leases			$233,898	$—	$266,526	$

(1)	Distinguishes debt with various interest rates.

(2)	Non-interest bearing debt.

Notes Payable – Affiliate

     In December 2003, the Company entered into a note payable in the amount of $10.7 million with NRGenerating Holdings No. 21 BV, an indirect wholly owned subsidiary of NRG Energy and an affiliate of the Company, in connection with the sale of the Company’s 100% ownership interest in Sterling Luxembourg (No. 4) S.a.r.L. (see Note 21 — Related Party Transactions). The note was payable on demand. In December 2004, the note was extinguished by transferring the balance to accounts payable – affiliate.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

Project Financings

   Flinders Power

     At December 31, 2004, Flinders Power through its Flinders Power Finance Pty (“Flinders Finance”) affiliate, has AUD 315 million available in senior debt bank financing pursuant to two bank facilities. The first is an AUD 150 million floating-rate syndicated facility that matures in September 2012. The second facility, intended to fund the refurbishment of the Playford station, allows Flinders to draw up to AUD 165 million at a floating-rate of interest on drawn amounts and matures coterminous with the first facility. As of December 31, 2004, outstanding principal was AUD 259.2 million (approximately US $202.9 million) on the two facilities. In addition, Flinders has an AUD 20.0 million (approximately US $15.7 million) working capital facility. At December 31, 2004 the facility was undrawn. Flinders agreed with the lenders to hedge not less than 60% of its floating interest exposure until September 30, 2005 and not less than 40% of its floating interest exposure through the end of the loan. Under this financing arrangement, Flinders was required to fully fund, and NRG was required to guarantee, a debt service reserve account. The reserve amount of AUD 70 million (approximately US $54.8 million) was fully funded as of December 31, 2004.

     In February 2005, Flinders amended its debt facility of AUD 279.4 million (approximately US $218.5 million) in floating-rate debt. The amendment extended the maturity to February 2017, reduced borrowing costs and reserve requirements, minimized debt service coverage ratios, removed mandatory cash sharing arrangements, and made other minor modifications to terms and conditions. The facility includes an AUD 20 million (approximately US $15.7 million) working capital and performance bond facility. NRG Flinders is required to maintain interest-rate hedging contracts on a rolling 5-year basis at a minimum level of 60% of principal outstanding. Upon execution of the amendment, a voluntary principal prepayment of AUD 50 million (approximately US $39.1 million) was made, reducing the principal balance of the term loan to AUD 209.2 million (approximately US $163.7 million) as of March 1, 2005. On March 31, 2005, Flinders made another voluntary prepayment of AUD 10.5 million (US $8.2 million), reducing the outstanding amount to AUD 198.9 million (US $153.9 million). NRG Flinders retains the right to redraw these amounts at any time. As of March 1, 2005, the revolver remained undrawn.

     All drawn funds under the above mentioned facilities and bank loans are lent to Flinders Power by Flinders Finance through project loan agreements. The terms and conditions are identical to the agreements with the third parties.

   Saale Energie GmbH

     In connection with the purchase of PowerGen’s (third party owner) interest in Saale Energie GmbH, or SEG, which then became a subsidiary of the Company, SEG entered into two agreements which qualify to be treated as capital lease agreements in accordance with SFAS 13 “Accounting For Leases”. This conclusion is further supported by the guidance of Emerging Issues Task Force No. 01-8, “Determining Whether An Arrangement Contains a Lease”. The two agreements are: (a) the “Agreement on the Surrender of the Use and Benefit” (“U&B”) between SEG and Kraftwerke Schkopau GbR, or Schkopau, and (b) the Power Supply Contract (“PPA”) between SEG and Vattenfall Europe A.G., or VEG. Both contracts transfer substantially all of the benefits and risks of SEG’s ownership interest in its share of power generation in the power plant from Schkopau to VEG. The power supply contract is not simply a service contract, but rather a lease contract, because SEG sells 100% of the capacity in its share of the power plant over 25 years (which is more than 83% of the useful life of the power plant) to VEG. The U&B contract is accounted for as a long-term lease obligation in the consolidated financial statements. The PPA is accounted for as a direct financing lease with a note receivable in the consolidated financial statements. The Company has recognized a nonrecourse capital lease on the consolidated balance sheet in the amount of $303.8 million and $342.5 million at December 31, 2004 and 2003, respectively. The capital lease obligation is recorded at the net present value of the minimum lease obligation payable over the lease’s remaining period of 17 years. In addition, a direct financing lease was recorded in notes receivable in the amount of approximately $461.8 million and $451.4 million as of December 31, 2004 and 2003, respectively. See Note 8.

     Annual maturities of capital leases and notes payable-affiliate for the years ending after December 31, 2004, are as follows:

(In thousands of dollars)
2005	$117,264
2006	51,785
2007	38,612
2008	31,693
2009	24,803
Thereafter	242,501

$506,658

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     Future minimum lease payments for capital leases included above at December 31, 2004, are as follows:

(In thousands of dollars)
2005	$92,201
2006	71,347
2007	57,373
2008	49,394
2009	39,498
Thereafter	257,747

Total minimum obligations	567,560
Less amounts representing interest	263,758

Present value of minimum obligations	303,802
Current portion	69,904

Long-term obligations	$233,898

14. Financial Instruments

     The estimated fair values of the Company’s recorded financial instruments are as follows:

	Reorganized Company
	December 31, 2004		December 31, 2003
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands of dollars)
Cash and cash equivalents	$177,389	$177,389	$127,020	$127,020
Restricted cash	59,517	59,517	45,874	45,874
Accounts receivable	59,875	59,875	40,309	40,309
Accounts receivable – affiliates	—	—	5,404	5,404
Notes receivable, including current portion	519,086	519,086	508,772	508,772
Notes receivable — affiliate	119,666	119,666	111,913	111,913

Notes payable – affiliate	212,840	212,840	208,964	208,964
Accounts payable	36,231	36,231	30,271	30,271
Accounts payable — affiliate	15,905	15,905	2,976	2,976
Capital leases, including current portion	303,802	303,802	342,470	342,470

     For cash and cash equivalents, restricted cash, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short-term maturity of those instruments. The fair value of notes receivable is based on expected future cash flows discounted at market interest rates. The fair value of capital leases and notes payable is estimated based on a present value method using current interest rates for similar instruments with equivalent credit quality.

15. Segment Reporting

     The Company conducts its business within two reportable operating segments — Power Generation Australia and Power Generation Europe. These reportable segments are distinct components with separate operating results and management structures in place.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     For the year ended December 31, 2004:

	Reorganized Company
	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	$182,664	$133,005	$315,669
Operating costs	157,492	100,861	258,353
Depreciation and amortization	24,027	17	24,044
General and administrative expenses	4,448	6,690	11,138
Equity in earnings in unconsolidated affiliates	17,528	50,917	68,445
Write downs and losses on sales of equity method investments	(1,268)	—	(1,268)
Other (expense)/income	4,990	8,584	13,574
Interest expense	(11,199)	(826)	(12,025)
Income tax (benefit)/expense	(4,255)	12,962	8,707
Net income from continuing operations	11,003	71,150	82,153
Net income from discontinued operations	—	7,517	7,517
Net income	11,003	78,667	89,670
Balance sheet
Equity investments in affiliates	156,118	245,609	401,727
Total assets	870,838	986,995	1,857,833

     For the period from December 6, 2003 to December 31, 2003:

	Reorganized Company
	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	$12,081	$11,277	$23,358
Operating costs	10,075	8,679	18,754
Depreciation and amortization	1,475	—	1,475
General and administrative expenses	307	686	993
Equity in earnings in unconsolidated affiliates	997	710	1,707
Other (expense)/income	(421)	860	439
Income tax (benefit) expense	(268)	1,064	796
Net income from continuing operations	1,068	2,418	3,486
Net loss from discontinued operations	—	(222)	(222)
Net income	1,068	2,196	3,264
Balance sheet
Equity investment in affiliates	136,129	196,488	332,617
Total assets	892,458	884,567	1,777,025

     For the period from January 1, 2003 to December 5, 2003:

	Predecessor Company
	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	$152,841	$118,824	$271,665
Operating costs	110,271	102,646	212,917
Depreciation and amortization	15,708	139	15,847
General and administrative expenses	3,725	5,553	9,278
Restructuring and impairment charges	—	3,929	3,929
Equity in earnings in unconsolidated affiliates	30,364	31,536	61,900
Write downs and losses on sales of equity method investments	(146,354)	7,983	(138,371)
Other (expense)/income	(17,282)	10,704	(6,578)
Income tax expense (benefit)	(240)	11,603	11,363
Net (loss) income from continuing operations	(109,895)	45,177	(64,718)
Net income from discontinued operations	—	169,183	169,183
Net (loss) income	(109,895)	214,360	104,465

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     For the year ended December 31, 2002:

	Predecessor Company
	Power Generation
	Australia	Europe	Total
	(In thousands of dollars)
Operations
Operating revenues	$172,547	$107,203	$279,750
Operating costs	155,270	81,108	236,378
Depreciation and amortization	14,794	206	15,000
General and administrative expenses	2,360	7,464	9,824
Restructuring and impairment charges	13,382	40,119	53,501
Equity in earnings in unconsolidated affiliates	8,692	40,605	49,297
Write downs and losses on sales of equity method investments	(139,146)	—	(139,146)
Other (expense)/income	(12,536)	13,006	470
Income tax (benefit) expense	(2,885)	16,628	13,743
Net gain/(loss) from continuing operations	(153,364)	15,289	(138,075)
Net loss from discontinued operations	—	(553,008)	(553,008)
Net loss	(153,364)	(537,719)	(691,083)

16. Income Taxes

     The Company is included in the consolidated income tax return filings of NRG Energy. Reflected in the financial statements and notes below are federal, state and international tax provisions as if the Company had prepared separate filings. The Company’s parent, NRG Energy, does not have a tax allocation agreement with its subsidiaries. The Company operates in various international jurisdictions through its subsidiaries and affiliates and incurs income tax liabilities (assets) under the applicable tax laws and regulations. Because the Company is not a party to a tax sharing agreement, current tax expense (benefit) is recorded as a capital contribution from (distribution to) the Company’s parent.

     The income tax provision (benefit) from continuing operations consists of the following amounts:

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1-	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands)
Current
U.S. — Federal	$—	$—	$—	$250
Foreign	13,256	1,283	10,985	12,227

	13,256	1,283	10,985	12,477
Deferred
U.S. — Federal	—	—	—	1,016
Foreign	(4,549)	(487)	378	250

	(4,549)	(487)	378	1,266

Total income tax expense	$8,707	$796	$11,363	$13,743

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     The following represents the domestic and foreign income components of income (loss) from continuing operations before income tax expense (benefit):

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands of dollars)
U.S	$(4)	$28	$(2,597)	$(284)
Foreign	90,864	4,254	(50,758)	(124,048)

	$90,860	$4,282	$(53,355)	$(124,332)

     The effective income tax rates of continuing operations differ from the statutory federal income tax rate of 35% as follows:

	Reorganized Company				Predecessor Company
			For the Period		For the Period
	Year Ended		December 6 -		January 1 -		Year Ended
	December 31,		December 31,		December 5,		December 31,
	2004		2003		2003		2002
	(In thousands)
Income (loss) before taxes	$90,860		$4,282		$(53,355)		$(124,332)

Tax at 35%	31,801	35.0%	1,498	35.0%	(18,674)	35.0%	(43,517)	35.0%
State taxes (net of federal benefit)	—	0.0%	—	0.0%	—	0.0%	(41)	0.0%
Foreign tax	(23,094)	(25.4)%	(583)	(13.6)%	29,758	(55.8)%	54,007	(43.4)%
Other	—	0.0%	(119)	(2.8)%	279	(0.5)%	3,294	(2.7)%

Income tax expense	$8,707	9.6%	$796	18.6%	$11,363	(21.3)%	$13,743	(11.1)%

     The effective tax rate may vary from year to year depending upon, among other factors, the geographic mix of earnings and losses taxed by the respective local jurisdictions. In addition, investments recorded pursuant to the equity method of accounting reflect equity earnings, net of tax assessed by the local jurisdiction.

     The components of the net deferred income tax liabilities were:

	Reorganized Company
	December 31, 2004		December 31, 2003
	U.S.	Foreign	U.S.	Foreign
	(In thousands)
Deferred tax liabilities
Difference between book and tax basis of property	$—	$225,028	$—	$361,888

Deferred tax assets
Tax loss carryforwards	—	62,736	2,648	337,614
Net unrealized gains on mark to market transactions	—	23,244	—	11,502
Investments in projects	—	—	1,487	—
Other	1	—	—	—

Total deferred tax assets (before valuation allowance)	1	85,980	4,135	349,116
Valuation allowance	(1)	(25,942)	(4,135)	(152,357)

Net deferred tax assets	—	60,038	—	196,759

Net deferred tax liabilities	$—	$164,990	$—	$165,129

     The net deferred tax liabilities (assets) consists of:

	Reorganized Company
	December 31, 2004	December 31, 2003
	(In thousands)
Current deferred tax liabilities (assets)	$93	$(754)
Noncurrent deferred tax liabilities	164,897	165,883

Net deferred tax liabilities	$164,990	$165,129

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     As of December 31, 2004, the Company had net operating losses related to Australia of $122.6 million and $75.2 million related to the Netherlands. The tax effected foreign loss carryforwards recorded related to these gross net operating losses were $36.8 million and $25.9 million, respectively, related to Australia and the Netherlands. The carryforward net operating losses have an indefinite life.

     Management assesses the need for a valuation allowance based on SFAS No. 109 criteria that deferred tax assets must be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not that some portion or all of the deferred tax assets will not be realized. Given the Company’s history of operating losses, it is management’s assessment that deferred tax assets have been reduced to the amount that is more likely than not to be realized by the establishment of the valuation allowance. As of December 31, 2004, the Company believes that it is more likely than not that no benefit will be received for the Netherlands net operating loss deferred tax assets. Therefore, a full valuation allowance of $25.9 million has been provided.

     A significant portion of the valuation allowance, as of December 31, 2003, related to the Loy Yang project, which was sold in April 2004. The fluctuations in the valuation allowance between the periods shown above were primarily due to the sale of this project.

     At December 31, 2004, NRG Energy’s management intends to indefinitely reinvest the earnings from its foreign operations. Accordingly, U.S. income taxes and foreign withholding taxes were not provided on the earnings from the foreign subsidiaries. As of December 31, 2004, no U.S. income tax benefit was provided on the cumulative amount of losses from the Company of $110.0 million. The Company’s management is currently reviewing its reinvestment plan pursuant to the American Jobs Creation Act of 2004. This legislation provides for a low tax cost on earnings repatriated in 2005 and reinvested in a company’s U.S. operations.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

17. Benefit Plans and Other Postretirement Benefits

   Flinders Power Retirement Plan

     Employees of Flinders Power, a wholly owned subsidiary of the Company, are members of the multiemployer Electricity Industry Superannuation Schemes, or EISS. Members of the EISS make contributions from their salary and the EISS actuary makes an assessment of the Company’s liability. As a result of the adoption of Fresh Start accounting, the Company recorded a liability of approximately $13.8 million at December 6, 2003, to record its projected benefit obligation on the consolidated balance sheet based on the fair value of the plan assets and the funded status. The consolidated balance sheet includes a liability related to the Flinders retirement plan of $8.5 million and $13.7 million at December 31, 2004 and 2003, respectively. Flinders Power made contributions of $10.2 million, $0, $4.5 million and $5.8 million for the year ended December 31, 2004, the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003, and for the year ended December 31, 2002, respectively.

     The Superannuation Board is responsible for the investment of EISS assets. The assets may be invested in government securities, shares, property and a variety of other securities and the Superannuation Board may appoint professional investment managers to invest all or part of the assets on its behalf.

18. Commitments and Contingencies

   Operating Lease Commitments

     The Company leases certain of its facilities and equipment under operating leases, some of which include escalation clauses, expiring on various dates through 2010. Rental expense under these operating leases was $0.6 million for the year ended December 31, 2004, $0 for the period December 6, 2003 to December 31, 2003, $0.5 million for the period January 1, 2003 to December 5, 2003, and $0 for the year ended December 31, 2002, respectively. Future minimum lease payments under these leases for the years ending after December 31, 2004, are as follows:

(In thousands of dollars)
2005	$1,007
2006	761
2007	615

$2,383

   Matra Powerplant Holding B.V.

     Matra Powerplant Holding B.V. , or Matra, is presently involved in a dispute with the Dutch tax authorities. For the tax years from 1998 until 2001, NRGenerating International B.V. indirectly (through Kladno Power (No. 2) B.V. and Entrade Holdings B.V.) held 50% of the issued and outstanding shares in the capital of Matra Powerplant Holding B.V. The shareholders of Matra Powerplant Holding B.V. granted interest-free loans to Matra Powerplant Holding B.V. based upon a favorable tax ruling granted to NRGenerating International B.V. in 1994.

     The tax authorities consider the loans to be informal capital contributions (so-called participatory loans) and thereby refuse the interest deductions of Matra Powerplant Holding B.V. in the subsequent years. To date it is unclear whether these types of interest free loans should be considered as capital contributions.

     The tax authorities issued the following statutory notices of deficiency and tax assessments:

1998 Notice of Deficiency	Corporate Income Tax 35%	EUR	518,723
1998 Notice of Deficiency	Capital Duty 1%	EUR	615,179
2001 Assessment	Corporate Income Tax 35%	EUR	1,702,349

     Appeals have been filed against the notices of deficiency and tax assessments. For the 1998 corporate income tax notice of deficiency, the tax commissioner has to prove that a new fact justifies issuing the notice of deficiency. This is not required for the 1998 capital duty notice of deficiency or the 2001 corporate income tax assessment. It is possible that the Company’s pro rata ownership may lead to the conclusion that there is an exposure for only 50% of the above amounts.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     Unasserted Claims and Assessments

     Matra Powerplant Holding B.V. received a statutory notice of deficiency in relation to the corporate income tax assessment for the year 1999. The commissioner did not adjust Matra Powerplant Holding B.V.’s taxable income with the interest deductions relating to the interest-free loans. We assume that this is a clear error given the fact that the tax commissioner already took a different position for the years 1998 and 2001. Settled case law states that if the taxpayer should have been aware of this administrative error the tax commissioner can issue a new statutory notice of deficiency, subject to justifying it by a new fact.

     The unasserted assessment amounts to US $1,283,428.

Threatened claims against the Company’s subsidiaries relating to the funding of several projects, realized by way of (informal) capitalization

     The Dutch tax commissioner has asserted that the capitalization of some of the Company’s subsidiaries was basically intended to avoid capital duty in The Netherlands, which could constitute abuse of law (“fraus legis”). In the Company’s correspondence with the tax commissioner, the Company made clear that there were other substantial commercial reasons to use these specific structures, including avoidance of currency exchange gains and/or capital duty in Luxembourg and/or other reasons.

     The tax commissioner has not yet responded to the Company’s latest response sent to the commission on May 8, 2003.

The threatened respective amounts of capital duty for NRGenerating International B.V.: AUD 1,569,366 (USD $1,243,506) and AUD 3,784,670 (USD $2,998,973). The fine period for seeking prior threatened amounts of capital duty has expired.

     No prediction of the likelihood of an unfavorable outcome can be made at this time.

   NRGenerating Holdings (No. 4) B.V. and Gunwale B.V.

     In the years 1999 and 2000, Gunwale B.V. has been part of a transaction intended to recapitalize NRGenerating Holdings (No. 4) B.V. The recapitalization was structured in a way to avoid capital duty. The tax commissioner has issued statutory notices of deficiency for both NRGenerating Holdings (No. 4) B.V. and Gunwale B.V., arguing that the transactions were a mere “sham” and that under the abuse of law theory, notwithstanding the exemptions claimed, capital duty should be paid.

     Although formally both the companies are no longer held by the Company since they have been sold in April 2004, under the Share Sale Agreement the Company could still become indirectly liable for the capital duty. The share sale agreement under certain circumstances inter alia grants the buyer a put option in relation to the shares in Gunwale B.V. for a predetermined price.

     Dutch counsel for the buyer of NRGenerating Holdings (No. 4) B.V. and Gunwale B.V. has filed objections against these notices.

     The threatened amounts of capital duty due for 1999 amount to EUR 242,911 for NRGenerating Holdings (No. 4) B.V. and EUR 235,943 for Gunwale B.V. For the year 2000 the threatened amounts of capital duty amount to EUR 1,325,334 for NRGenerating Holdings (No. 4) B.V. and EUR 1,325,334 for Gunwale B.V.

   Matra Powerplant Holding B.V.

     By letter dated September 17, 2004 the tax commissioner responded to a request filed by NRGenerating International B.V., to allocate tax losses to NRGenerating Holdings (No. 4) B.V. upon its departure from the fiscal unity for corporate income tax purposes effective January 1, 2003. The tax commissioner implied that an amount of approximately AUD 140,000,000 of losses should be added to the amount of AUD 377,000,000 which was originally requested by NRGenerating International B.V. By letter dated October 7, 2004 we proposed on behalf of NRGenerating International B.V. to the tax commissioner to limit the tax loss allocation to AUD 377,000,000, as originally requested, on the basis of the fact that the loss allocation forms part of an overall compromise regarding the taxation of NRGenerating International B.V. By letter dated January 14, 2005 the tax commissioner has determined the loss allocation to NRGenerating Holdings (No. 4) B.V. in the amount of AUD 482,154,788.

     The Company believes that it has valid defenses to the legal proceedings, threatened claims, and disputes described above and intends to defend them vigorously. However, these proceedings are inherently subject to many uncertainties. There can be no

NRG INTERNATIONAL LLC AND SUBSIDIARIES

assurance that additional similar proceedings will not be asserted against the Company or its subsidiaries in the future alleging similar or different theories and seeking similar or different types of damages and relief. Unless specified above, the Company is unable to predict the outcome of these legal proceedings, threatened claims, and disputes may have or reasonably estimate the scope or amount of any associated costs and potential liabilities. An unfavorable outcome in one or more of these proceedings could have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

     Pursuant to the requirements of Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” and related guidance, the Company records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss is reasonably estimable. Management has assessed each of these matters based on current information and made a judgment concerning its potential outcome, considering the nature of the claim, the amount and nature of damages sought and the probability of success. Management’s judgment may, as a result of facts arising prior to resolution of these matters or other factors, prove inaccurate and investors should be aware that such judgment is made subject to the known uncertainty of litigation.

Contractual Commitments

   Flinders Power

     Upon the acquisition of Flinders Power in August 2000, the South Australian Government assigned money losing contracts with Osborne Power Plant, or OCPL, to Flinders Power. The Osborne plant has a nameplate capacity of 180 MW, notionally comprising baseload capacity of 134 MW, surplus baseload capacity of 7 MW and peaking capacity of 39 MW. Under its power purchase agreement with the owner of the OCPL, Flinders Power purchases electricity from OCPL and bids that electricity into the National Electricity Market, or NEM. Under a separate gas sale agreement, Flinders Power also supplies OCPL with gas. Flinders Power is supplied with that gas under a contract with Terra Gas Trader, or TGT. These contracts are derivatives that do not qualify for hedge accounting treatment in accordance with SFAS No. 133. See Note 12 — Derivative Instruments and Hedging Activities.

     TGT is owned by Tarong Energy (a Queensland Government owned corporation). Both Flinders Power’s purchases of electricity from OCPL and supply of gas to OCPL are at a loss. These contracts are accounted for as derivatives and reflected accordingly in the consolidated financial statements of the Company.

   Gladstone Power Station

     Two of the Company’s wholly-owned, indirect subsidiaries are severally responsible for the prorated payments of principal, interest and related costs incurred in connection with the financing of our equity investment in the unincorporated joint venture Gladstone Power Station. At December 31, 2004, the Company was obligated for the loan of AUD 108.4 million (approximately US$ 84.8 million) in principal. This loan is scheduled to be fully repaid on March 31, 2009.

19. Guarantees

     In November 2002, the FASB issued FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year end. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The interpretation also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of the guarantee for the obligations the guarantor has undertaken in issuing the guarantee.

     In connection with the application of push down accounting, all outstanding guarantees were considered new; accordingly, the Company applied the provisions of FIN 45 to all of the guarantees. Each guarantee was reviewed for the requirement to recognize a liability at inception. As a result, the Company was not required to record any liabilities.

     We and our subsidiaries enter into various contracts that include indemnification and guarantee provisions as a routine part of our business activities. Examples of these contracts include asset sale agreements, commodity sale and purchase agreements, joint venture agreements, operations and maintenance agreements, settlement agreements, and other types of contractual agreements with vendors and other third parties. These contracts generally indemnify the counter-party for tax, environmental liability, litigation and other

NRG INTERNATIONAL LLC AND SUBSIDIARIES

matters, as well as breaches of representations, warranties and covenants set forth in these agreements. In many cases, our maximum potential liability cannot be estimated, since some of the underlying agreements contain no limits on potential liability.

     On December 23, 2003, the Company’s parent, NRG Energy, issued $1.25 billion of 8% Second Priority Notes, due and payable on December 15, 2013. On January 28, 2004, NRG Energy also issued $475.0 million of Second Priority Notes, under the same terms and indenture as its December 23, 2003 offering.

     NRG Energy’s payment obligations under the notes and all related Parity Lien Obligations are guarantees on an unconditional basis by certain of NRG Energy’s current and future restricted subsidiaries (other than certain excluded project subsidiaries, foreign subsidiaries and certain other subsidiaries), of which the Company is one. The notes are jointly and severally guaranteed by each of the guarantors. The subsidiary guarantees of the notes are secured, on a second priority basis, equally and ratably with any future parity lien debt, by security interest in all of the assets of the guarantors, except certain excluded assets, subject to liens securing parity lien debt and other permitted prior liens.

     On December 24, 2004, NRG Energy’s credit facility was amended and restated, or the Amended Credit Facility, whereby NRG Energy repaid outstanding amounts and issued a $450.0 million, seven-year senior secured term loan facility, a $350.0 million funded letter of credit facility, and a three-year revolving credit facility in an amount up to $150.0 million. The Amended Credit Facility is secured by, among other things, first-priority perfected security interests in all of the property and assets owned at any time or acquired by NRG Energy and certain of NRG’s current and future subsidiaries, including the Company.

     The Company’s obligations pursuant to its guarantees of the performance, equity and indebtedness obligations were as follows:

	Guarantee/ Maximum		Expiration
	Exposure	Nature of Guarantee	Date	Triggering Event
	(In thousands of dollars)
NRG Energy Second Priority Notes due 2013	$1,725,000	Obligations under credit Agreement	2013	Nonperformance
NRG Energy Amended and Restated Credit Agreement	$800,000	Obligations under credit agreement	2011	Nonperformance

     On February 4, 2005, NRG Energy redeemed and retired $375.0 million of Second Priority Notes. As a result of the retirement, the joint and several payment and performance guarantee obligation of the Company was reduced from $1,725.0 million to $1,350.0 million.

20. Sales to Significant Customers

     For the year ended December 31, 2004, the Company derived approximately 92% of its revenues from two customers: Vattenfall Europe A.G. accounted for 42% and NEMMCO accounted for 50%. For the periods December 6, 2003 to December 31, 2003 and January 1, 2003 to December 5, 2003 and for the year ended December 31, 2002, the Company derived approximately 40%, 34% and 31%, respectively, of total revenues from one customer, Vattenfall Europe A.G.

21. Related Party Transactions

     In December 2003, the Company sold 100% of its outstanding shares of Sterling Luxembourg (No. 4) S.a.r.L., or Sterling, which held an interest in Itiquira S.A., Cobee, Flinders Finance and several dormant holding companies. Fifty percent of the total outstanding shares of Sterling were sold to NRG Latin America, Inc., a wholly owned subsidiary of NRG Energy and an affiliate of the Company, for $3 million, satisfied through a reduction of NRG Latin America, Inc.’s receivable from the Company. The remaining 50% of the total outstanding shares were sold to NRG Energy for $3 million, which consisted of a dividend distribution of one dollar, plus settlement of a payable to NRG Energy of $3 million. As part of this transfer of assets to affiliates, the Company entered into a note payable in the amount of $10.7 million with NRGenerating Holdings No. 21 BV, an indirect wholly owned subsidiary of NRG Energy and an affiliate of the Company. In December 2004, the note was extinguished by transferring the balance to accounts payable – affiliate. See Note 13 — Capital Leases and Notes Payable — Affiliate.

NRG INTERNATIONAL LLC AND SUBSIDIARIES

     In accordance with SFAS No. 141, “Business Combinations”, because the transfer was between entities under common control, the provisions of APB Opinion No. 16, “Business Combinations”, applied. Therefore all activity related to the entities that were sold was removed from the financial statements of NRG International LLC as presented herein, and no gain or loss was recorded in the Company’s statement of operations.

22. Cash Flow Information

     Detail of supplemental disclosures of cash flow and non-cash investing and financing information was:

	Reorganized Company		Predecessor Company
		For the Period	For the Period
	Year Ended	December 6 -	January 1 -	Year Ended
	December 31,	December 31,	December 5,	December 31,
	2004	2003	2003	2002
	(In thousands)
Interest paid (net of amounts capitalized)	$14,425	$5,590	$7,711	$11,899
Income taxes paid/(refunds)	29,059	13,499	(4,278)	10,597

Detail of businesses and assets acquired:
Current assets (including restricted cash)	—	—	—	2
Fair value of non-current assets	—	—	—	627
Liabilities assumed, including deferred taxes	—	—	—	(218)

Cash paid net of cash acquired	$—	$—	$—	$411

23. Subsequent Events

     On April 1, 2005, the Company completed the sale of its 25% interest in Enfield to Infrastructure Alliance Limited, which resulted in net pre-tax proceeds of $59.5 million. A pre-tax gain of approximately $6.0 million will be recorded in the second quarter of 2005 upon completion of the sale. Additionally, the Company expects to receive an additional amount of approximately $2.5 million based upon the post-closing working capital adjustment, which will also be recorded as a pre-tax gain on sale when determinable. The Company was relieved of any future obligations related to its long term gas supply contract with BG Exploration and Production Limited and also was relieved of any future obligations related to the long term debt in the project.